Initial: ______
                                                    EXHIBIT 10.12
                              THE SYMBOL "**" IS USED TO INDICATE
                   THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED
                         AND FILED SEPARATELY WITH THE COMMISSION

CONSTRUCTION AGREEMENT RELATED TO LEASE AGREEMENTS DATED SEPTEMBER 1, 1997, BY AND BETWEEN P/A CHARLESTON ROAD LLC, A CALIFORNIA LIMITED
LIABILITY CORPORATION, AS LANDLORD, AND ALZA CORPORATION, A
DELAWARE CORPORATION, AS TENANT, FOR ALL OF THOSE THREE CERTAIN
BUILDINGS TO BE CONSTRUCTED BY TENANT AND ASSOCIATED SITE
IMPROVEMENTS, LOCATED AT AMPHITHEATRE PARKWAY AND CHARLESTON
ROAD, IN MOUNTAIN VIEW, CALIFORNIA

     THIS AGREEMENT ("Construction Agreement") sets forth the agreement of P/A Charleston Road LLC, a California limited liability company ("Landlord"), and ALZA Corporation, a Delaware corporation ("Tenant", with Landlord and Tenant sometimes hereinafter collectively referred to as the "Parties"), relative to the design and construction of the Site Work (which includes the Common Areas), Cold Shell Improvements, Warm Shell Improvements (with Cold Shell Improvements, Warm Shell Improvements and Site Work hereinafter collectively referred to as "Shell Improvements") and Interior Improvements for three buildings (collectively referred to as the "Buildings" and individually as a "Building" (and as to a respective Building as "Building One", "Building Two" and "Building Three")) suitable for office and for research and development use to be constructed pursuant to the terms and conditions of this Construction Agreement at that certain undeveloped real property owned by Landlord and consisting of approximately 13.48 acres located at Amphitheatre Parkway and Charleston Road, in Mountain View, California (the "Property"). Each of the Buildings is separately the subject of a separate Lease each dated as of the date of this Construction Agreement by and between Landlord and Tenant and respectively referred to as the Building One Lease, the Building Two Lease and the Building Three Lease (each a "Lease" and collectively the "Leases"). The aggregate square footage of all three Buildings is currently anticipated to be in the range of approximately 300,000 to 360,000 square feet, dependent upon what square footage is ultimately approved by the City of Mountain View during the Planned Community Permit process, and ultimately subject to final measurement as provided in Section 7 below. As provided in Section 2.A below, Tenant is obligated to exercise due diligence to maximize the size of the permitted development.

     1. DEFINITIONS: In addition to the defined terms set forth above, as used in this Construction Agreement, the following terms shall have the following meanings, and any initially capitalized terms used in this Construction Agreement which are not defined in this Construction Agreement, but which are defined in the form of the Leases, shall have the meanings ascribed to them by the form of the Leases:

     A. Approved Specifications: The term "Approved Specifications" means those certain plans and specifications for the Shell Improvements and Interior Improvements to be constructed by Tenant, which are from time to time referenced or described on Schedule "A-1" to this Construction Agreement. The Parties acknowledge that as of the date of this Construction Agreement, the plans and specifications have not been completed and accordingly will not be attached until agreed to by the Parties in accordance with the terms of this Construction Agreement (and despite the fact that such plans and specifications are not yet completed, that except for Damage Delays (as defined in Section 1.M), Landlord Delays (as defined in Section 1.N), and Weather Delays (as defined in Section 1.O), neither any delay in completing or failure to complete such plans and specifications nor any delay in completing or failure to complete the construction of the Improvements shall affect Tenant's obligation to pay Rent in accordance with the terms of the respective Lease on the Rent Commencement Date (as defined in Section 1.K)).

     B. Shell Improvements: The term "Shell Improvements" shall mean the combination of the Cold Shell Improvements, Warm Shell Improvements and Site Work which are to be constructed by Tenant and paid for by the Parties as set forth in Section 3.F.

     C. Cold Shell Improvements: The term "Cold Shell Improvements" shall mean the following: (i) the shell of each of the three (3) Buildings, consisting of a pile or spread footing foundation, the exterior walls (including the architectural skin of each Building), the floor slab for each story, the floor deck for each story, the load bearing walls, the roof system, the roof membrane with insulation, two standard width interior stairways, exterior doors and exterior door hardware, duct shafts and the shafts (but not equipment) for the elevators, (ii) the underground parking that will serve all three Buildings, including any lighting for such underground area, and (iii) all paving and other parking areas, striping, sidewalks, loading docks, monument sign for the Complex and each Building, parking curbs, ramps, dumpsters, gutters, irrigation system, landscaping, storm sewer, 4,000 amp electrical service per Building at 480 volts with primary transmitter, bus duct, pull section, switch, main utility service conduits (excluding electrical panel) from the street to each Building's perimeter, transformer pad, the main plumbing line into each Building, water, gas and sewer connection fees including cost to hook up to Mountain View sewer system, any building permit fees, school fees, or other building mitigation fees, premiums for any insurance required to be carried hereunder (whether by Tenant or any Prime Contractors) during the course of construction of the Cold Shell Improvements, and any contractor's fees, architect's fees and engineer's fees, applicable to the design or construction of any Cold Shell Improvements, but excluding (w) roof screens, (x) building connectors, (y) outside parking lot lighting, and (z) utility pads (including exterior walls and all other construction elements of any such utility pads and electrical panels).

     D. Warm Shell Improvements: The term "Warm Shell Improvements" shall mean the following for each of the three
Buildings: the core electrical systems (including distribution panels, HVAC, main electrical power risers and energized electrical power panels located in an electrical room (one on each floor) as required by code, and similar items), the core mechanical systems (including package units and shafts), fire protection and life safety systems and equipment as required by code to obtain a temporary occupancy permit (for shell distribution, including master fire sprinkler grid system), main plumbing and HVAC risers in the Building's core, main telephone risers connected to telephone backboards located in a telephone room/closet (one on each floor) as required by code, janitorial closet (one on each floor), perimeter exterior and building core walls finished with gypsum wall board (taped), core toilets (one pair of toilet rooms per floor), building connectors (open on all building levels, to the extent counterpart floors exist in the other Buildings), elevators for passengers and freight in each Building (with elevator cabs finished), exposed ceiling structure, painting of the garage interior, loading docks, roof screens, parking lot lighting (other than lighting in the basement parking area that services all three Buildings), utility pads (including all construction elements of utility pads such as any exterior walls), any governmental or utility charges or fees for connection to utilities (other than water, gas and sewer connection fees), any building permit fees, school fees, or other building mitigation fees associated with the Warm Shell Improvements, premiums for any additional amount or period of coverage of insurance required to be carried hereunder (whether by Tenant or any Prime Contractors) with respect to the construction of the Warm Shell Improvements, and any contractor's fees, architect's fees and engineer's fees, applicable to the design or construction of any Warm Shell Improvements.

     E. Site Work: The term "Site Work", which includes Common Area, shall mean onsite and offsite work to be constructed by Tenant and paid for by the Parties as set forth in Section 3.F as reasonably required to prepare the Property for development as contemplated in this Construction Agreement (including any additional onsite or offsite work that may be required in order to obtain any required governmental approvals (including, but not limited to, the Planned Community Permit and any building permits) or to obtain approval for any increased size of development on the Property), including, without limitation, construction and improvement of the Common Areas of the Complex, grading, any required street improvements, any required onsite or offsite extension of utilities, any required onsite or offsite landscaping, any required levee reinforcement, and the Property's share (which is equal to 66% of the total) of any required onsite or offsite burrowing owl mitigation. Tenant's legal fees and consultant's fees associated with Tenant's due diligence review of the Property and any costs related thereto (including, but not limited to, any fees or costs related to the drafting and negotiating of this Construction Agreement, the Leases, the Ground Lease being entered into by Tenant and certain members of Landlord, or the limited liability company formation documents related to Landlord), shall not be included in the cost of the Site Work but Tenant's legal fees and consultant's fees associated with seeking or obtaining any governmental approvals or permits associated with (or imposed as a condition to) developing the Complex shall be included in the cost of the Site Work (including by way of example, 66% of the legal fees and consultant's fees associated with the negotiation, preparation and review of the applications, reports, license agreements and memorandums of understanding relating to the burrowing owl mitigation plan).

     F. Interior Improvements: The term "Interior Improvements" shall mean all improvements to be constructed by Tenant and paid for by Tenant, both within the Building shell of each Building and any additional improvements which Tenant may, with the approval of Landlord, desire to make to the Property, to the extent not included in the definition of Shell Improvements as set forth above. By way of example, Interior Improvements shall include, but not be limited to, what are customarily considered tenant space improvements as applicable to the use being made of any interior portion of the Building, such as carpeting, vinyl floor covering, drop ceilings, interior plumbing, heating and air conditioning distribution systems, electrical distribution systems, painting, interior walls, floor to ceiling partitioning, the installation or distribution within any tenant spaces of any fire sprinkler, fire protection and life safety systems and equipment, any clean room modules, any monument signs for a particular Building (to the extent not constructed or completed as part of the Shell Improvements), any building permit fees, school fees, or other building mitigation fees associated with any Interior Improvements, premiums for any additional amount or period of coverage of insurance required to be carried hereunder (whether by Tenant or any Prime Contractors) with respect to the construction of any Interior Improvements and any contractor's fees, architect's fees and engineer's fees, applicable to the design or construction of any Interior Improvements. Interior Improvements as used herein shall include only the initial full buildout of any portion of the Building sufficient to obtain a certificate of occupancy or its equivalent for the use of such portion of the Building (and shall not include any subsequent alterations or additions to the initial buildout of such portion of the Building). Section 4.A of this Construction Agreement sets forth the obligation of Tenant as to causing Interior Improvements to be constructed in each of the Buildings.

     G. Improvements: The term "Improvements" shall mean the Shell Improvements and the Interior Improvements.

     H. Architect: The term "Architect" shall mean such licensed architect(s) as (i) are selected by Tenant and approved by Landlord for the design of the Shell Improvements, with the approval of Landlord not to be unreasonably withheld or delayed, and with Hoover & Associates and EDAW Inc. being hereby approved by Landlord as the building architect and landscape architect, respectively, but without any obligation of Tenant to continue to use either of such architects in the future, but in the event either or both are to be replaced by Tenant, Tenant shall obtain the approval of Landlord to the replacement Architect. While Tenant has not committed to use any particular Architect for the design of any of the Interior Improvements, and Tenant may use different Architects for different portions of a Building, Landlord hereby preapproves the use of each of Hoover & Associates, RMW, Inc., MBI Inc., and Ken Kornberg & Associates, Inc. as an interior architect for all or any portion of the Interior Improvements

     I. Prime Contractor(s): The term "Prime Contractor" shall mean such licensed general contractor(s) (i) as is jointly selected by Landlord and Tenant after consideration of a number of potential candidates (which candidates shall include Vance Brown, DPR Construction Inc., South Bay Construction Company, Swinerton and Walberg and Rudolph & Sletten ), each of whose approval shall not be unreasonably withheld, for the construction of the Shell Improvements and (ii) as selected by Tenant, and approved by Landlord, with respect to the construction of all or any portion of the Interior Improvements. Vance Brown is approved by Landlord and conditionally approved by Tenant as the Prime Contractor for the Shell Improvements, but without any obligation of Tenant to continue to use Vance Brown as the Prime Contractor in the future. In the event Vance Brown is to be replaced by Tenant, Landlord's approval of the replacement Prime Contractor for the Shell Improvements shall be obtained. While Tenant has not committed to use any particular Prime Contractor for the construction of any of the Interior Improvements, and Tenant may use different Prime Contractors for different portions of a Building, Landlord hereby preapproves the use of any of the following contractors: Vance Brown, DPR Construction Inc., South Bay Construction Company, Swinerton and Walberg and Rudolph & Sletten.

     J.   Substantial Completion:  The term "Substantial
Completion" and "Substantially Completed", shall mean separately as to each of the three (3) Buildings:

          (1) As to the Shell Improvements, the date when all of the following have occurred with respect to the Shell Improvements with respect to each such Building, on a Building by Building basis: (i) the construction of the Shell Improvements in question have been substantially completed in accordance with the approved plans therefor and with all applicable laws, statutes, codes, rules and regulations (collectively, "Laws") except for minor punch list items which do not prevent Tenant from reasonably proceeding with the construction of the Interior Improvements; (ii) the Architect has executed a certificate or statement representing that, to its knowledge, such Shell Improvements have been substantially completed in accordance with the plans and specifications therefor and all applicable Laws, except for minor punch list items which do not prevent Tenant from reasonably proceeding with the construction of the Interior Improvements; (iii) the Building Department of the City of Mountain View has completed its final inspection of such Shell Improvements and has "signed off" the building inspection card approving such work as complete, except for minor punch list items which do not prevent Tenant from reasonably proceeding with the construction of the Interior Improvements; (iv) a Certificate of Occupancy or other approval as to the Shell Improvements is issued by the City of Mountain View (provided, however, that such Certificate of Occupancy or other approval as to the Shell Improvements may be issued subject to the condition that the Interior Improvements be likewise approved); (v) Landlord has received unconditional lien releases in form sufficient to satisfy the applicable requirements of California Civil Code
Section 3262 from all contractors, subcontractors and materialmen that have provided services or materials for the applicable Shell Improvements, together with such other evidence of lien-free completion of such Shell Improvements as Landlord may reasonably request; and (vi) all Site Work improvements have been sufficiently concluded and completed so as not unreasonably to interfere with access to the applicable Building and the use of the parking area and other outside areas (including the elimination of any outside storage of construction materials and the removal of any construction trailers from the Property); and

          (2) As to all or any portion of the Interior Improvements, the date when all of the following have occurred with respect to such Interior Improvements, on a space by space basis: (i) the construction of the Interior Improvements in question have been substantially completed in accordance with the approved plans therefor and with all applicable Laws except for minor punch list items which do not prevent Tenant from occupying the applicable portion of the Building for the purposes of conducting business therein; (ii) the Architect has executed a certificate or statement representing that, to its knowledge, such Interior Improvements have been substantially completed in accordance with the plans and specifications therefor and all applicable Laws, except for minor punch list items which do not prevent Tenant from occupying the applicable portion of the Building for the purposes of conducting business therein; (iii) the Building Department of the City of Mountain View has completed its final inspection of such Interior Improvements and has "signed off" the building inspection card approving such work as complete, except for minor punch list items which do not prevent Tenant from occupying the applicable portion of the Building for the purposes of conducting business therein; (iv) a Certificate of Occupancy or other approval as to the Interior Improvements is issued by the City of Mountain View; and (v) Landlord has received unconditional lien releases in form sufficient to satisfy the applicable requirements of California Civil Code Section 3262 from all contractors, subcontractors and materialmen that have provided services or materials for the applicable Interior Improvements, together with such other evidence of lien-free completion of such Interior Improvements as Landlord may reasonably request.

          The Parties acknowledge that the Rent Commencement Date of each respective Lease is fixed so as to be the earlier of:

          (i) the Scheduled Rent Commencement Date (as defined in
     Section 1.K) subject only to any extension arising from any Landlord Delay (as defined in Section 1.N), any Damage Delay (as defined in Section 1.M) or any Weather Delay (as defined in Section 1.O) pursuant to Section 9 below, regardless of the status of the completion of the Shell Improvements and/or Interior Improvements as of the Scheduled Rent Commencement Date, or

           (ii) the applicable Substantial Completion Date (as defined in Section 1.K) of the Building Shell and Tenant
     Improvements as to the applicable Building.

     K.   Rent Commencement Date:  The term "Rent Commencement
Date" for each of the three (3) Buildings shall mean the earlier of:

          (i) eighteen (18) months (the "Agreed Construction Period") following the earlier of the following dates (regardless of whether or not Tenant has completed the Improvements as set forth in this Construction Agreement):

               (a) the date that Tenant obtains from the City of Mountain View a Planned Community Permit (the "PCP
          Permit") permitting Tenant to proceed generally thereafter with seeking the issuance of building permits for the construction of the three (3) Buildings
          (but the issuance of a building permit is not a condition to the commencement of the Agreed
          Construction Period), or

               (b) the date of October 31, 1997 (the "Outside Date") subject to the right of Landlord to extend such Outside Date pursuant to Section 2.C below (with the date as so determined pursuant to clause (i) hereof, including as affected by any extension of the Outside Date by Landlord pursuant to Section 2.C below, herein referred to as the "Scheduled Rent Commencement Date"); or

          (ii) the Substantial Completion of the Shell
     Improvements and Interior Improvements on a Building by Building basis (the "Substantial Completion Date").
     Subject to the following sentence, the Agreed Construction
     Period shall be subject to an automatic extension on a day for day basis in the event and to the extent of the aggregate of (i) any Landlord Delay, (ii) any Damage Delay, and (iii) any Weather Delay, but shall not otherwise be subject to extension regardless of the status of the completion of the Shell Improvements or Interior Improvements and regardless of whether the actual construction period exceeded the Agreed Construction Period. Any delay in Substantial Completion of the Improvements caused by any combination of Landlord Delay, Damage Delay and Weather Delay shall not be double counted, to the effect that each single day of delay in Substantial Completion of the Improvements occasioned by more than one cause shall nevertheless be allocated to a single category of delay (i.e. either Landlord Delay, Damage Delay or Weather Delay). Subject to the right of Landlord to extend such Outside Date pursuant to Section 2.C below, either Landlord or Tenant shall have the right, as provided in Section 2.C below, to terminate this Construction Agreement and the Leases upon written notice to the other within five (5) business days after the Outside Date if the City Council of the City of Mountain View, California fails to finally approve and cause the issuance by the City of Mountain View of a PCP Permit on or before the Outside Date, where the PCP Permit is consistent with the application for such PCP Permit submitted by Tenant to the City of Mountain View on August 21, 1997 (or which PCP is otherwise reasonably acceptable to Landlord and Tenant considering the standards for acceptability set forth in the following sentence). Any conditions which may be imposed by the City Council of the City of Mountain View, California in otherwise approving the issuance of the PCP Permit shall not be grounds for either Landlord or Tenant to elect, pursuant to
     Section 2.C below, to terminate this Construction Agreement and the Leases, unless one or more of such conditions would result in any of the following: (i) any major change in the footprint of any of the buildings to be located on the Complex or on the Adjoining Property (as defined in Section 2.A below), (ii) any major change in the conceptual architectural design of any of the buildings to be located on the Complex or on the Adjoining Property (where, for example, any requirement to redesign the Buildings to be of a more avant-garde design (such as the nearby Silicon Graphics building), or to adopt a stairstep indentation design to the building floors, or to reduce the Three Buildings to less than an aggregate of 300,000 square feet, or the like would be a major change, whereas any required changes to on-site landscaping, columns, window moulins or the like would not be considered major changes), (iii) any major restriction imposed on any use currently permitted by the applicable zoning for the Complex or the Adjoining Property, or (iv) any requirements which collectively are reasonably estimated to increase the cost to Tenant (a) of designing or constructing the Complex or (b) of contributing to or constructing any significant offsite improvements (such as a fire or police station) where the cost thereof is not being shared with all future developments in the general area, by an aggregate amount for (a) and (b) above in excess of Four Million Dollars.

     L. Lease Commencement Date: The term "Lease Commencement Date" for each of the three (3) Buildings shall be the earlier of
(i) the Rent Commencement Date or (ii) the date of commencement of any "Early Occupancy Period" of a portion of the Building as defined and provided in Paragraph 2C of the respective Lease. Absent any early occupancy by Tenant of a portion of the respective Building, the Lease Commencement Date shall be the same as the Rent Commencement Date.

     M. Damage Delay: The term "Damage Delay" shall mean, as to the Complex and respectively as to each Building, as applicable, the period of delay in the Substantial Completion of construction of the applicable Improvements occasioned by any damage to or destruction of the Improvements occurring during the course of construction which results in damage or destruction to the Improvements having an estimated cost of repair or restoration equal to or in excess of One Million Dollars ($1,000,000) per occurrence.

     N. Landlord Delay: The term "Landlord Delay" shall mean, as to the Complex and respectively as to each Building, as applicable, any material delay in the Substantial Completion of the construction of the Improvements to the Complex or to any particular Building caused solely by one or more of the following reasons: (i) the failure of Landlord to timely make any payment of the Improvement Allowance or (ii) the failure of Landlord to timely or reasonably approve or execute any reasonably appropriate plans and specifications, working drawings, permits, utility easements or other related documents which Landlord is responsible for approving or executing under the provisions of this Construction Agreement, in each case, provided that Tenant, after the observation or occurrence of any matter constituting an event which will cause or likely cause a Landlord Delay, within ten (10) days thereafter notifies Landlord in writing of the observation or occurrence of such event and the then estimated amount of any Landlord Delay that will be experienced as a result thereof.

     O. Weather Delay: The term "Weather Delay" shall mean, as to the Complex and respectively as to each Building, as applicable, the period of delay in the Substantial Completion of construction of the applicable Improvements occasioned by any abnormally adverse weather conditions (compared to the average seasonal weather conditions experienced in Mountain View, California during the relevant period of construction) in the nature of abnormal rains (and any resultant flooding) such as might occur due to an el nino, provided that there shall not be considered to be any Weather Delay unless the aggregate affect of all Weather Delays (excluding average seasonal weather conditions) are reasonably estimated to have delayed the Substantial Completion of the respective Improvements by a period in excess of thirty (30) calendar days where such days of delay are attributable solely to a Weather Delay.

     2. PERFORMANCE: Landlord and Tenant shall each be obligated to use commercially reasonable efforts to perform their respective obligations under this Construction Agreement. The Parties acknowledge that the failure of either Party to accomplish any matter set forth in this Construction Agreement within any particular time period shall not constitute a default (sometimes referred to herein as an "Event of Default") by either Party unless such failure constitutes a breach of the obligation of a Party to use commercially reasonable efforts to perform such obligation and appropriate written notice has been given and a reasonable cure period has expired (which shall in any event be not less than thirty (30) days) without such breach being cured. Upon the occurrence and during the continuance of an Event of Default by Tenant under this Construction Agreement, such shall constitute a default under the respective Lease or Leases to which such obligation hereunder relates (and if the cross-default provision of Section 5.A hereof then remains in effect, such Event of Default under this Construction Agreement with respect to any Lease shall constitute a default under all Three Leases), and Landlord may, at its option, exercise the right to terminate such Lease or Leases at any time thereafter that such Event of Default remains uncured, in accordance with the respective terms of such Lease or Leases as a result of such Event of Default, upon written notice by Landlord to Tenant in accordance with the provisions of each such Lease, and Landlord shall have any and all other rights and remedies thereunder against Tenant for breach of such Lease.

     A. Planned Community Permit: Tenant shall exercise due diligence and commercially reasonable efforts to seek and obtain approval of the City of Mountain View to the issuance of the PCP Permit by October 31, 1997, which PCP Permit is required for Tenant to proceed with the completion of the detailed design of the Shell Improvements and, thereafter, to obtain building permits for the construction of the Shell Improvements. Tenant shall exercise due diligence to have the City of Mountain View issue a PCP Permit which permits the maximum square footage of improvements to be developed at the Property and Landlord agrees, upon request of Tenant, to cooperate with and assist Tenant in Tenant's efforts to obtain the PCP Permit for the maximum square footage of Improvements, including seeking any available bonus density that may be obtainable with respect to the Property including assigning to the Property any bonus density that may be obtainable with respect to the adjoining approximately 6.925 acre undeveloped parcel of land (the "Adjoining Property") owned jointly by the Richard T. Peery Separate Property Trust and John Arrillaga Survivor's Trust, formerly known as the Arrillaga Family Trust (which are members of Landlord hereunder), which Adjoining Property is separately the subject of a Ground Lease between such members as landlord and Tenant as tenant, and which Adjoining Property is required by the City of Mountain View to be considered at the time of issuance of the PCP Permit. Tenant acknowledges that pursuant to the terms of the Ground Lease for the Adjoining Property, Tenant is prohibited from seeking any approval for more than 120,000 square feet of occupiable space (as defined by the City of Mountain View for PCP Permit purposes) to be constructed on the Adjoining Property under the PCP Permit.

     B.   Landlord's Termination Rights in the Event of Tenant's
Default: In the event (i) Tenant defaults in the performance of any of its material obligations under this Construction Agreement beyond the applicable cure period provided herein and (ii) the cross-default condition set forth in Section 5.A hereof remains in effect, then Landlord shall have the right to elect to terminate all Three Leases as provided in Section 5.A, and if all Three Leases are so terminated, then pursuant to the terms of
Section 2.7 of that certain LLC Operating Agreement of P/A Charleston Road LLC among Peery and Arrillaga Trusts and ALZA Land Management, Inc. ("ALM"), dated as of the date of this Construction Agreement (the "LLC Operating Agreement"), the Peery and Arrillaga Trusts may elect to repurchase the interest of ALM in the LLC Operating Agreement in accordance with the terms set forth therein.

     C. Landlord's and Tenant's Termination Rights in the Event of Delay in the Approval of the PCP Permit: In the event a PCP Permit satisfying the requirements of Section 1.K is not approved and issued by the Outside Date (as defined in Section 1.K), either Landlord or Tenant shall have the right by written notice to the other within five (5) business days after the Outside Date to elect to cause all, but not less than all, of the following to occur: (i) terminate this Construction Agreement effective as of the Outside Date, (ii) terminate all Three Leases effective as of the Outside Date, (iii) pursuant to the terms of Section 2.8 of the LLC Operating Agreement, to have the LLC reacquire the interest of ALM in the LLC Operating Agreement in accordance with the terms set forth therein and (iv) pursuant to the terms of Paragraph 3.3 of the Ground Lease for the Adjoining Property, to rescind the Ground Lease effective as of the stated commencement date of the Ground Lease in accordance with the terms set forth therein. Landlord shall have the right upon written notice to Tenant at any time prior to the occurrence of the Outside Date, to extend the Outside Date from time to time for reasonable additional periods of time based upon Landlord's good faith belief that within the respective additional period established by such extended Outside Date, Tenant will be able to obtain the approval and issuance of a PCP Permit satisfying the requirements of Section 1.K. The respective termination and extension rights of Tenant and Landlord as provided in this Section 2.C shall again apply if a PCP Permit satisfying the requirements of
Section 1.K is not approved and issued by such extended Outside
Date.

     3.   DESIGN AND CONSTRUCTION OF SITE WORK AND SHELL
IMPROVEMENTS: Subject to obtaining all required governmental approvals, Tenant shall exercise due diligence to cause the Shell Improvements to be expeditiously constructed in the approximate locations shown on the Site Plan attached hereto and incorporated herein as Schedule A-2 (as such Schedule may be amended by the Parties in response to any changes, conditions or limitations imposed by any governmental authorities or applicable Laws), in accordance with the following:

     A.   Development and Approval of Approved Specifications:
Tenant shall exercise due diligence (i) to expedite the processing of the PCP Permit and (ii) to expeditiously prepare and deliver to Landlord for its review and approval specifications for the Shell Improvements (the "Specifications"). Within ten (10) business days after presentation to Landlord, Landlord shall either approve such Specifications or notify Tenant in writing of its specific objections to such Specifications, with Landlord's approval not to be unreasonably withheld. If Landlord reasonably objects to such Specifications, the Parties shall meet and confer to develop Specifications that are acceptable to both Landlord and Tenant within five (5) business days after Landlord has notified Tenant of its objections. The Parties agree to act reasonably to finalize the Specifications, and once finalized, the Specifications shall be referenced or described on Schedule "A-1" to this Construction Agreement as the "Approved Specifications". The Approved Specifications shall be revised by the Parties as necessary to respond to any changes, conditions or limitations imposed by any governmental authorities or applicable Laws.

     B. Development and Approval of Preliminary Site Work and Cold Shell Improvement Plans: Tenant shall exercise due diligence to expeditiously prepare and deliver to Landlord for its review and approval preliminary plans for the Site Work and Cold Shell Improvements that are consistent with and conform to the Approved Specifications, together with a detailed, line item budget for the construction of the Site Work and Cold Shell Improvements (collectively, the "Preliminary Cold Shell Improvement Plans"). Within ten (10) business days after presentation to Landlord, Landlord shall either approve such Preliminary Cold Shell Improvement Plans or notify Tenant in writing of its specific objections to the Preliminary Cold Shell Improvement Plans, with Landlord's approval not to be unreasonably withheld. If Landlord reasonably so objects to the Preliminary Cold Shell Improvement Plans, the Parties shall meet and confer to develop Preliminary Cold Shell Improvement Plans that are acceptable to both Landlord and Tenant within five (5) business days after Landlord has notified Tenant of its objections. The Parties agree to act reasonably to finalize the Preliminary Cold Shell Improvement Plans.

     C.   Development and Approval of Final Shell Improvement
Plans: Once the Preliminary Cold Shell Improvement Plans have been approved by Landlord and Tenant, Tenant shall informally consult with the staff of the City of Mountain View to obtain comfort that the Preliminary Cold Shell Improvement Plans do not incorporate any design element that would likely preclude the future issuance of any required permits and approvals for the construction of the Site Work and the Cold Shell Improvements. Thereafter, Tenant shall exercise due diligence to expeditiously complete and submit to Landlord for its approval final working drawings for the Shell Improvements (i.e. for the Site Work, the Cold Shell Improvements and the Warm Shell Improvements). Within ten (10) business days after presentation to Landlord, Landlord shall approve the final working drawings for the Shell Improvements or notify Tenant in writing of its specific objections, which approval shall not be unreasonably withheld.
If Landlord reasonably so objects, the Parties shall confer and reach agreement upon final working drawings for the Shell Improvements within five (5) business days after Landlord has notified Tenant of its objections. The Parties agree to act reasonably so as to promptly finalize the plans for the Shell Improvements ("Final Shell Improvement Plans").

     D. Governmental Approvals: Tenant shall exercise due diligence to expeditiously obtain all required permits and approvals from the City of Mountain View of the Final Shell Improvement Plans, or which may otherwise be required under applicable Laws for the construction of the Shell Improvements, with copies of all such permits and approvals to be delivered to Landlord, by Tenant, at no cost to Landlord. Landlord shall cooperate with Tenant in such approval process. Tenant shall diligently prosecute to completion such approval process. Landlord agrees, upon Tenant's request, at no cost or liability to Landlord, to reasonably assist Tenant in accordance with the provisions of Section 13 hereof, to obtain all required permits and approvals.

     E. Commencement of Construction: Promptly after all building permits (and any other required permits or approvals) for the construction of the Shell Improvements are issued, Tenant shall instruct the Prime Contractor to commence construction of the Shell Improvements and to diligently prosecute such construction to completion in accordance with the Final Shell Improvement Plans, including the detailed, line item budget for the Shell Improvements (the "Shell Budget"), and all applicable Laws, using commercially reasonable efforts to achieve Substantial Completion of the Shell Improvements as soon as reasonably practicable, consistent with the orderly construction of the Shell Improvements and any Interior Improvements then being constructed.

     F.   Payment of Cost of Design and Construction of Shell
Improvements: The cost of the design and construction of the Shell Improvements shall be paid as provided in this Section 3.F. It is acknowledged that Tenant has advanced (i) costs of design of the Shell Improvements, (ii) costs associated with the planning for, obtaining governmental approval of, and implementing mitigation measures associated with the relocation of the burrowing owls located near the Property (only 66% of which are allocable to the Property), and (iii) costs of seeking design review approval for the issuance of the PCP Permit prior to the date of this Construction Agreement (collectively "Prior Expenditure"), with the amount of any Prior Expenditure to be included as amounts paid by Tenant towards the cost of the Cold Shell Improvements and Site Improvements as provided in this
Section 3.F. Except as provided herein, Landlord shall be responsible for the payment of all costs incurred in connection with the design and construction of the Shell Improvements, up to the total amount of $** (the "Improvement Allowance"). In addition, if the cost of the Cold Shell Improvements and Site Work exceed an aggregate amount equal to $** per occupiable square foot based upon the square footage of the three Buildings, (as measured by the City for purposes of approval of the PCP Permit), then Landlord shall, at the request of Tenant, increase the Improvement Allowance by an additional amount equal to the lesser of (i) the difference between $** and the total cost of the Cold Shell Improvements and Site Work, and (ii) $**, to pay (or assist in paying) the excess costs of the Cold Shell Improvements and Site Work. All costs of designing and constructing the Shell Improvements in excess of the Improvement Allowance of $**(plus the additional amount of up to $**, if applicable) shall be the obligation of Tenant, as provided in the balance of this Section 3.F, with the portion to be so borne by Tenant referred to herein as "Tenant's Share". Landlord shall not be obligated to reimburse Tenant for any Prior Expenditure, but such Prior Expenditure shall be deemed part of the cost of the Cold Shell Improvements and Site Work as applicable, and shall be deemed amounts paid by Tenant which shall be credited against Tenant's Share. Such Prior Expenditure shall be credited dollar for dollar against Tenant's Share of the first installment or installments of progress payments until Tenant's Prior Expenditure is fully credited against Tenant's Share and such Prior Expenditure shall be considered part of the cost of the Shell Improvements which are included in the first installment or installments of progress payments until such point as Tenant has received full credit for its Prior Expenditure, but in no event shall Landlord be obligated to directly reimburse Tenant for any Prior Expenditure. Landlord shall have no obligation to fund and Tenant shall have no right to request any payments by Landlord of any portion of the Improvement Allowance prior to the later of
(i) the approval and issuance of a PCP Permit and associated lapse of the respective termination rights of Landlord and Tenant as provided in Section 2.C above and (ii) the funding of P/A Charleston Road LLC by the required contribution by ALZA Land Management, Inc. of the amount required by Paragraph 2.1.A of the First Amended and Restated Operating Agreement for P/A Charleston Road LLC dated September 1, 1997 (which funding amount exceeds the amount provided herein as the maximum amount of the Improvement Allowance).

     Any such amounts to be paid by Landlord to Tenant shall be paid as follows: For purposes of illustration only, if the total cost of constructing the Shell Improvements is $** (including any Prior Expenditure) then Tenant's Share thereof would be $**), or 10.7325% of the total cost. If the first progress payment amount is $1,000,000 (with the amount due the Prime Contractor being $950,000 and the remaining $50,000 being the credit to Tenant for its Prior Expenditure), then Tenant's Share of such progress payment would be $107,325.00 (or 10.7325% of such progress payment) against which would be credited Tenant's Prior Expenditure of $50,000, to the end that Tenant would pay to the Prime Contractor the sum of $57,325.00 and Landlord would be responsible to pay to the Prime Contractor from the Improvement Allowance the sum of $892,675.00. For each succeeding progress payment, Tenant would likewise be obligated for 10.7325% thereof (and Landlord would be obligated for 89.2675%, but in no event in the aggregate more than the Improvement Allowance). Assuming the same facts, but instead the Prime Contractor is currently owed $880,000 and Tenant's Prior Expenditure was $120,000, then (i) a portion of Tenant's Prior Expenditure would instead offset all of the Tenant's Share of the first progress payment, (ii) Landlord would be responsible to pay to the Prime Contractor from the Improvement Allowance the sum of $880,000, (iii) the total amount of the first progress payment would instead be deemed to be $985,801 (calculated by treating Landlord's payment of $880,000 as equating to Landlord's pro rata share of 89. 2675% of the first progress payment), (iv) Tenant would be deemed to have had $105,801 of its Prior Expenditure offset by such first progress payment by Landlord ($985,801 - $880,000), and (v) Landlord would not be obligated to directly reimburse Tenant for its excess uncredited Prior Expenditure of $14,199 ($120,000 - $105,801) but such amount would be available to be applied as a remaining credit for Tenant's Prior Expenditure to the next occurring progress payment.

     Landlord shall be obligated, but not more than one time per month, within ten (10) business days after receipt of (i) an invoice from Tenant for any amounts then due and payable to Tenant's design and construction professionals or material suppliers for costs of design and construction of the Shell Improvements, together with (ii) a detailed accounting reflecting the full expenditure of said amounts and all other amounts since paid and to be paid with the current disbursement from Landlord, to pay Landlord's pro rata share of any amounts properly shown on such invoice. Unless otherwise agreed by Landlord and Tenant, Landlord shall make its payment jointly to Tenant and the General Contractor (or, if applicable, to the respective vendor) except in those instances where it is clearly demonstrated to Landlord that Tenant has already paid the amount in full for which reimbursement is then being sought (and any potentially applicable mechanic's liens, if any, have been released as respects the work to which such reimbursement is sought), in which event such payment shall be made directly to Tenant. Any portion of the Improvement Allowance which is not applied to the payment of the cost of constructing the Shell Improvements, may thereafter be used by Tenant to pay the cost of any Interior Improvements. Absent the occurrence and continuance of any Event of Default by Tenant hereunder, Landlord shall not incur any costs on Tenant's behalf with respect to the design or construction of the Shell Improvements without Tenant's prior written consent. As provided in Section 5.C hereof, any contracts with any Prime Contractor(s) shall provide for the Prime Contractor to acknowledge the limitation on Landlord's liability for any costs incurred thereunder in the manner provided in Section 5.C.

     G. Audit Rights: Landlord shall have the right to audit the books, records and supporting documents of Tenant or, if Landlord requests, of Tenant's design and construction professionals and material suppliers, to the extent reasonably necessary to determine the accuracy of Tenant's statements of the costs of design and construction of the Shell Improvements, during normal business hours, after giving Tenant at least five
(5) business days prior notice. Landlord shall bear the cost of such audit unless such audit discloses a discrepancy whereby Landlord has on an overall basis paid at least Ten Thousand Dollars as an Improvement Allowance in excess of the total cost of the Improvements which would have otherwise been payable or reimbursable from the Improvement Allowance in accordance with the provisions of this Construction Agreement. Any such audit of the Shell Improvements shall be conducted, if at all, within one
(1) year following the date of Substantial Completion of the Shell Improvements.

     4.   CONSTRUCTION OF INTERIOR IMPROVEMENTS:

     A. Development and Construction Requirements Related to Interior Improvements: Tenant shall have the right to take such time as Tenant considers desirable under all the circumstances to plan for and construct the Interior Improvements and to obtain all required permits for such Interior Improvements, but in any event, Tenant shall cause the Interior Improvements to be constructed as to each Building prior to the expiration or termination of the term of the respective Lease for such Building. The Interior Improvements or any portion thereof, as applicable, which are to be constructed and paid for at Tenant's sole expense (except to the extent, if any, the Improvement Allowance is not fully expended in constructing the Shell Improvements), shall be designed by one or more Architects approved by Landlord as provided in this Construction Agreement and in a manner to comply with the Interior Build-Out Specifications attached as Exhibit C to the Leases. The plans for the Interior Improvements or any portion thereof, as applicable (the "Interior Improvement Plans"), shall be subject to the reasonable approval of Landlord, provided that Landlord's approval shall be confined to matters which may adversely affect any structural elements of the Building or which are inconsistent with the Interior Build-Out Specifications. Any approval by Landlord of Interior Improvement Plans which do not provide for baseboards, drop ceilings or standard HVAC for office use in any portion of the Building which would otherwise be suitable for office use, shall not affect Tenant's surrender obligations under Paragraph 7 of any Lease which may require Tenant to install such improvements in such portion of the Building prior to the surrender of the Building by Tenant to Landlord upon termination
of the respective Lease.   The Interior Improvements or any
portion thereof, as applicable, shall be constructed by one or more Prime Contractors approved by Landlord as provided in this Construction Agreement. Copies of all permits and approvals relating to any Interior Improvements, shall, once obtained by Tenant, be delivered to Landlord, at no cost to Landlord. Subsequent to obtaining all such permits and approvals and Landlord's approval of the Interior Improvement Plans, Tenant shall be authorized to instruct the applicable Prime Contractor to construct the Interior Improvements substantially in accordance with the Interior Improvement Plans.

     B. Payment of Interior Improvements Costs: Tenant shall be responsible for the payment of all costs of design and construction of the Interior Improvements, including any costs of the applicable Prime Contractor(s) and Architects in the design and construction of the Interior Improvements (excepting any amount thereof which may be payable from any portion of the Improvement Allowance which is not applied to the cost of constructing the Shell Improvements). Absent the occurrence and continuance of any Event of Default by Tenant hereunder, Landlord shall not incur any costs on Tenant's behalf with respect to the design or construction of the Interior Improvements without Tenant's prior written consent.

     C. Audit Rights: Landlord shall have the right to audit the books, records and supporting documents of Tenant or, if Landlord requests, of Tenant's design and construction professionals and material suppliers, to the extent reasonably necessary to determine the accuracy of Tenant's statements of the costs of design and construction of the Interior Improvements, during normal business hours, after giving Tenant at least five
(5) business days prior notice. Landlord shall bear the cost of such audit unless such audit discloses a discrepancy whereby Landlord has on an overall basis paid at least Ten Thousand Dollars as an Improvement Allowance in excess of the total cost of the Improvements which would have otherwise been payable or reimbursable from the Improvement Allowance in accordance with the provisions of this Construction Agreement. Any such audit of the Interior Improvements shall be conducted, if at all, within one (1) year following the date of Substantial Completion of the Interior Improvements.

     5.   GENERAL OBLIGATIONS OF TENANT:

     A. Cross Default Remedy: As provided in Section 2 above, if Tenant commits an uncured Event of Default under this Construction Agreement, such shall constitute a default under each of the three Leases until such time as (i) the Shell Improvements have been Substantially Completed and (ii) either
(a) the Interior Improvements have been Substantially Completed or (b) Tenant has instead satisfied the provisions of Section 5.B below as to the posting of either a Letter of Credit or an Account. Any Event of Default with respect to the construction of any Interior Improvements as to any particular Building shall at all times constitute a default with respect to the respective Lease of that Building that includes such Interior Improvements (but upon satisfaction of the Letter of Credit Substitution Condition pursuant to Section 5.B below, shall not constitute a default as to the respective Lease of any other Building).

     B. Letter of Credit Substitute for Interior Improvement Construction Obligation: If Tenant desires to eliminate the cross-default remedy provided in Section 5.A hereof as a result of the Interior Improvements not then being Substantially Completed, Tenant may elect to deliver to Landlord an irrevocable unconditional Letter of Credit issued for a period of at least one year (the "Letter of Credit") in an amount representing Twenty Five Dollars ($25) per square foot of such square footage usable area in the Building as to which the Interior Improvements are not then Substantially Completed. Said Letter of Credit must be issued by an institutional lender reasonably acceptable to Landlord and shall be unconditionally payable upon demand by Landlord, and Landlord shall be entitled to draw upon the Letter of Credit, without proof, for the purpose of completing construction of the Interior Improvements or repayment of any amounts owed with respect to such construction upon ten (10) days notice to Tenant, in the event of the occurrence of any of the following which is not cured within such ten (10) day period: (i) Tenant fails to pay any sums when due under any construction contract for the Interior Improvements (unless Tenant is in good faith contesting such sum and has paid all amounts which Tenant is not so contesting and bonds any liens that arise therefrom in accordance with the requirements of Section 5.C hereof) or (ii) Tenant fails to complete the construction of the Interior Improvements as to any Building prior to the expiration or termination of the respective Lease as to such Building or (iii) Tenant allows any liens to be filed against the Property associated with such Interior Improvements which are not removed within the period provided in Section 5.C hereof. Any amount drawn on the Letter of Credit which is not so applied by Landlord shall be returned to Tenant. Tenant shall be obligated to cause the Letter of Credit to be renewed at least twenty (20) days prior to its expiration in the event that all of the Interior Improvements are not then Substantially Completed, but the amount of such Letter of Credit may then be reduced by an amount representing Twenty Five Dollars ($25) per square foot of such square footage usable area in the Building as to which the Interior Improvements have been Substantially Completed since the date of issuance of the Letter of Credit. In the event the Letter of Credit is not so renewed as required above, Tenant shall promptly establish and deposit into the Account (as defined below) the dollar amount then required hereunder to be so deposited. In lieu of the foregoing Letter of Credit, Tenant may instead cause to be deposited in a restricted interest bearing bank account, at the San Francisco Bay Area office of a major bank reasonably acceptable to Landlord (the "Account"), an amount in cash equating to the dollar amount provided for above. The Account shall permit Landlord to draw upon it from time to time upon ten (10) days notice to Tenant, solely upon Landlord's certification to the bank that the amount of such drawing is to pay the cost of completion of the construction of the Interior Improvements (if applicable) or to pay the amount of any liens filed against the Property associated with the construction of the Interior Improvements (if applicable). The Account shall be considered a restricted account and the funds contained therein shall not be reduced by Tenant for any reason, except to pay the contractor(s) directly for Tenant's Share of the cost of the Interior Improvements. Upon Substantial Completion of the Interior Improvements, Tenant shall request from Landlord that any such Letter of Credit or the Account, as applicable, reduced by any amount duly drawn thereon by Landlord, be returned to Tenant, and Landlord shall within ten (10) business days thereafter return such Letter of Credit or the Account to Tenant.

     C. No Liens: During the construction of the Shell Improvements and the Interior Improvements (including the installation of any trade fixtures by Tenant), Tenant shall keep the Property and each Building free from any liens arising out of any work performed, materials furnished or obligation incurred by Tenant, except to the extent any lien may arise from the breach by Landlord of its obligations under this Construction Agreement as to the making of payments from the Improvement Allowance. In the event that Tenant shall not, within fifteen (15) days following notice of the imposition of any such lien, cause the same to be released of record, Landlord shall have, in addition to all other remedies provided herein and by law, the right, but not the obligation, to cause the same to be released by such reasonable means as Landlord shall deem proper, including payment of the claim giving rise to such lien, except to the extent that Tenant is diligently contesting any such lien, in which event Tenant may allow such lien to continue in existence during the period of such contest, provided that (i) Landlord is satisfied, in Landlord's reasonable discretion, that such contest will not result in a foreclosure of all or any portion of the Property or any Building as a result of such lien and (ii) Tenant bonds said lien with a bonding company reasonably acceptable to Landlord and in a form reasonably satisfactory to Landlord with said bond in the amount of the lien, in which event Landlord shall not be entitled to pay or discharge the lien, provided the lien is removed within sixty (60) days from the date the lien is filed. All sums paid by Landlord for such purpose, and all expenses incurred by Landlord in connection therewith, shall be payable to Landlord by Tenant within ten (10) days after written demand with interest at the rate of Bank of America's Prime Rate (or equivalent rate) plus five percent (5%), but in no event greater then the maximum rate of interest permitted by applicable law. Any construction contract with a Prime Contractor shall provide therein (or by means of a separate agreement with the Prime Contractor) that such Prime Contractor acknowledges and agrees that (i) Landlord's obligations and liability under such construction contract (and any associated contracts) is limited to Landlord's payment of the Improvement Allowance as provided herein, (ii) that Landlord shall have no liability or responsibility to the Prime Contractor or any third parties for the payment of any monies in excess thereof, and (iii) it shall look solely to Tenant for any payment for which Landlord is not obligated to pay from the Improvement Allowance hereunder.

     D. Tenant Delivery: Tenant hereby assigns to Landlord, effective upon either (i) the date of termination of this Construction Agreement pursuant to Section 2.C above or (ii) an Event of Default by Tenant hereunder (following written notice from Landlord of the occurrence of a default and the expiration of a reasonable period of time for Tenant to cure such alleged default without such default having been cured) all of its interest in and to the plans and specifications prepared for the Improvements and Interior Improvements, all studies, data and drawings with respect thereto (excluding any confidential programming) prepared by or for Tenant, and the contracts and agreements relating to such plans and specifications or studies, data and drawings, or to the construction of the Shell Improvements and Interior Improvements, including but not limited to the general contracts therefor, in each case, to the extent assignable and without any representation or warranty. Landlord shall not have any obligation under any of the contracts unless Landlord expressly agrees to assume such obligations in writing. Subject to the requirement for any third party consents to the foregoing assignment, Landlord shall have the right to exercise any rights of Tenant under the contracts at any time following the occurrence of such assignment. Following the completion of the Improvements and Interior Improvements, Tenant shall, at Tenant's sole cost, (i) deliver to Landlord a final as-built set of plans on mylar sepia drawn to 1/8" scale, prepared by a licensed engineer or architect, of the Final Shell Improvement Plans and Interior Improvement Plans and (ii) file or cause to be filed a Notice of Completion in accordance with all applicable laws, and deliver a copy of said Notice of Completion to Landlord.

     E. Five Day Notice Requirement: Notwithstanding that Landlord has approved plans as aforesaid, the first Prime Contractor (or any subcontractor under such Prime Contractor), shall not enter upon the Property to commence the construction of the Shell Improvements until at least five (5) days' prior written notice has been given to Landlord specifying the construction of the Shell Improvements is about to commence. No prior notice shall be required as to any subsequent contractors or subcontractors once the construction of the Shell Improvements has commenced.

     F. Tenant's Indemnification Related to the Shell Improvements and the Interior Improvements: Except as to the obligations of Landlord hereunder as to the funding of the Improvement Allowance, Tenant shall be liable to Landlord for, and shall fully and completely indemnify and hold Landlord and its members harmless from, any cost, expense, claim, damage, loss, obligation or liability of any kind or nature whatsoever (including Landlord's attorneys' fees) which occurs or accrues during the course of construction of the Improvements as set forth herein, including, but not limited to any loss, damage, injury or death related to the construction of the Shell Improvements and/or Interior Improvements occurring during the course of construction of the Shell Improvements and/or Interior Improvements. This indemnity shall also extend to any claims of third parties asserting any breach of any license agreements, memorandums of understanding or other agreements of Tenant (or of Landlord entered into by Landlord at Tenant's request) related to any burrowing owl mitigation plan associated with the relocation of the former burrowing owls located near the Property, whether any such claim may arise before or after the completion of construction of the Improvements. In the event any claim is asserted which is covered by the foregoing indemnity, Tenant shall defend Landlord with legal counsel reasonably acceptable to Landlord.

     G. Insurance Requirements: Tenant shall in its construction contract with any Prime Contractor, require such contractor to carry and maintain with insurance companies having "A.M. Best's" rating of "A" "VII" or better (unless a different rating is expressly approved in writing by Landlord as to any particular insurance coverage), the insurance coverage indicated below as a minimum requirement:

          Type of Coverage                    Limits of Liability
          Worker's Compensation *             Statutory per State of California
          Employer's Liability                $2,000,000.00
          Commercial General Liability **     $2,000,000.00
            Occurrence Form
            Broad Form Contractual Liability
          Automobile Liability                $2,000,000.00
     * Tenant shall cause the Prime Contractor to furnish an endorsement from its insurer waiving rights of subrogation against Landlord and its insurers under such insurance coverage.
     ** Tenant shall cause the Prime Contractor to have its insurer or insurance agency furnish Landlord with an appropriate certificate of insurance reflecting Landlord and its members named as "Additional Insureds".

     Tenant shall cause appropriate Builder's Risk insurance (covering "all risks", including earthquake and flood) in form and content reasonably acceptable to Landlord to be carried during the course of construction of the Shell Improvements and the Interior Improvements. Landlord and Tenant shall consult as to any insurance coverage programs which either Landlord or Tenant may propose with regard to seeking to provide appropriate insurance coverage at the least expense during the course of construction of the Improvements. Tenant or its Prime Contractor shall bear the sole responsibility for the payment of the premiums for the foregoing insurance policies (but such shall not preclude Tenant from subsequently including any such premium costs in any requests for any disbursements of the Improvement Allowance pursuant to Paragraphs 3 and 4 above to the extent any such insurance is included within the category of expenses which are subject to payment from such Improvement Allowance)

     H.   Application of Lease Terms During Construction Period:
All of the terms of the Lease shall apply to any entry by Tenant pursuant to this Construction Agreement (including provisions of said Lease regarding indemnification and insurance) with the exceptions related to the payment of monthly Basic Rent and Additional Rent (except as otherwise noted in said Lease or this Construction Agreement). The obligations of Tenant contained in this Section 5.H shall survive the expiration of this Construction Agreement.

     I. Ownership and Encumbering of Shell Improvements and Interior Improvements: Except as otherwise provided in the respective Lease as to Interior Improvements, all of the Improvements shall become and remain a part of the Property upon installation or construction and shall be the property of Landlord. Tenant shall have only a leasehold interest therein, subject to all of the terms and conditions of the Lease. None of the Shell Improvements and/or Interior Improvements shall be encumbered, liened or pledged, transferred, removed or materially altered, except as otherwise provided in the Lease.

     J. Inspection Following Completion of Shell Improvements and Interior Improvements: Within ninety (90) days after the Shell Improvements and Interior Improvements are respectively Substantially Completed (as that term is defined herein), Landlord (or Landlord's representative) and Tenant shall conduct a joint walk-through of the Property, and inspect such Shell Improvements and Interior Improvements, using due diligence to discover all incomplete or defective construction. After such inspection has been completed, Landlord or its representative shall prepare, and both Parties shall sign, a list of all "punch list" items which the Parties agree are to be corrected by
Tenant.   Tenant shall use reasonable efforts to complete and/or
repair such "punch list" items within thirty (30) days after executing such list, it being agreed however, that the existence of any "punch list" items will not result in any delay of the respective Rent Commencement Date as provided in Section 1.K above.

     6.   GENERAL DESIGN AND CONSTRUCTION OBLIGATIONS:

     A. Design Requirements: Tenant shall cause all plans, drawings and specifications for the Shell Improvements and Interior Improvements, whether preliminary or final, to be prepared by licensed architects and, where appropriate, licensed mechanical, electrical and structural engineers. Tenant shall require the Architect to prepare all plans, drawings and specifications for the Shell Improvements and Interior Improvements in strict compliance with the requirements of all applicable Laws. The review and approval of any plans, drawings and specifications by Landlord shall not alter or diminish Tenant's or the Architect's obligations under this Section 6.A. Landlord's approval of such plans shall not be construed as approval of any construction detail with respect to conformance to any applicable City or governmental ordinance or code, and by approving such plans, Landlord assumes no liability or responsibility therefor, or for any defect in said plans and/or the related construction by Tenant.

     B. Changes to Approved Final Improvement Plans: Once the Final Improvement Plans have been approved by Landlord and Tenant, neither shall have the right to order extra work or change orders with respect to the construction of the Shell Improvements (including any Site Work) without the prior written consent of the other Party, which consent shall not be unreasonably withheld, provided there is a reasonable basis for such change or such change is required by any errors or omissions in the Final Improvement Plans or any requirements of any applicable Laws.

     C. Good Faith: Landlord and Tenant shall act reasonably and in good faith in considering whether to approve any plans and specifications contemplated in this Construction Agreement.

     D.   Contracts with Design and Construction Professionals:
Any Architect or Prime Contractor for the Shell Improvements or the Interior Improvements shall be selected in the manner provided in Sections 1.H and 1.I respectively. Tenant shall enter into the agreements for the design and construction of the Shell Improvements with the Architect and Prime Contractor so selected in Tenant's name, but each of such agreements shall be subject to Landlord's prior review and written approval, and each shall expressly name Landlord as a third party beneficiary thereof.

     7.   DELIVERY OF POSSESSION, PUNCH LIST AND ACCEPTANCE
AGREEMENT: Promptly following the construction of the Shell Improvements for each Building, the gross leaseable square footage contained within the applicable building shell shall be measured by the Prime Contractor for the Shell Improvements; such measurement shall be from the outside of the exterior walls and shall include any fully enclosed atriums, and to the extent any such areas constitute an indentation into the prevailing outside wall line of any Building, any covered entrance or egress areas or covered loading areas. The square footage of each of the three Buildings as so determined shall be used as the square footage of each respective Building and the total of all three Buildings for all purposes under the respective Lease; provided, however, that none of the following areas shall be included when determining such square footage calculation: enclosed ground-level or elevated walkways that are not for occupancy between Buildings, any building tower for connecting or accessing any elevated walkways, external unoccupied equipment areas (whether below ground, on the roof, in a roof penthouse or otherwise), provided that such areas are not considered by the City of Mountain View to count against the approved maximum square footage which Tenant may develop pursuant to the provisions of the PCP Permit. As provided in Section 5.J, within ninety (90) days after the Shell Improvements and Interior Improvements are respectively Substantially Completed (as to each Building), Landlord and Tenant and/or their respective employees and agents, shall together inspect the Shell Improvements and Interior Improvements so completed and prepare a punch list. After such inspection has been completed, each Party shall sign an acceptance agreement which shall include a list of all punch list items which are to be corrected by Tenant. Such acceptance agreement shall neither preclude Landlord or Tenant from later discovering any additional punch list items or latent defects and requiring the Prime Contractor or any subcontractors to complete and/or repair any such additional punch list items or latent defects which were not readily apparent at the time of such inspection, nor affect any of Landlord's or Tenant's rights under any contractor's or subcontractor's warranties.

     8.   STANDARD OF CONSTRUCTION AND ENFORCEMENT OF WARRANTIES:
Tenant shall cause the architect contract with the respective Architect for the Building Shell and for any Interior Improvements to require the Architect to cause the Improvements being designed by it to be designed in compliance with all requirements of applicable Laws. Tenant shall cause the construction contract with the Prime Contractor to require the Prime Contractor to cause the Improvements being constructed by it to be constructed (i) in a good and workmanlike manner, (ii) in material compliance with all requirements of applicable Laws,
(iii) substantially in accordance with the Final Shell Improvement Plans and Final Interior Improvement Plans as modified by change orders approved in accordance with the provisions of this Construction Agreement, and (iv) with all materials and equipment to be furnished to be new, of good quality and installed in accordance with the vendor's or manufacturer's specifications, instructions and requirements. Tenant shall cause copies of any contractor's, manufacturer's or installer's warranties received by Tenant to be delivered to Landlord. Each of the Parties agree that it shall, upon the other Party's request, cooperate with the other Party in enforcing any third party warranties with respect to the construction of any Improvements.

     9. EXTENSION OF AGREED CONSTRUCTION PERIOD CAUSED BY LANDLORD, DAMAGE OR WEATHER DELAYS: If because of any Landlord Delay, Damage Delay or Weather Delay, Tenant is delayed in completing any Shell Improvements or Interior Improvements, then the Agreed Construction Period shall be extended one (1) day for each day that the substantial completion of such Shell Improvements and/or Interior Improvements is delayed because of either a Landlord Delay (as defined in Section 1.N above), a Damage Delay (as defined in Section 1.M above) or a Weather Delay (as defined in Section 1.O), which extension of the Agreed Construction Period may result in a delay in the Rent Commencement Date (provided that as provided in Section 1.K above, there shall be no double counting of any delay where the delay is caused by more than one cause). Absent a willful breach by Landlord, the remedy provided to Tenant under this Section 9 shall be Tenant's sole and exclusive remedy for any Landlord Delay, and Landlord shall not be subject to any other liability of any type whatsoever for any delay in the Substantial Completion of the Shell Improvements or Interior Improvements.

     10.  DELIVERY OF DOCUMENTS:  Tenant shall, within thirty
(30) days after the same is obtained by Tenant, deliver to Landlord (i) a copy of any temporary or permanent certificate of occupancy issued by the City of Mountain View with respect to any of the Shell Improvements and Interior Improvements, (ii) a recorded Notice of Completion, (iii) all final lien releases and
(iv) as-built drawings with respect to the Shell Improvements and Interior Improvements as respectively completed.

     11. LANDLORD DISCLAIMER: Except as expressly otherwise provided in this Construction Agreement or in any Lease, (i) Landlord shall have no responsibility for the design, engineering or construction of the Improvements or the maintenance or repair thereof, and (ii) Landlord makes no representation or warranty regarding the suitability or quality of the Improvements or any land entitlements.

     12.  TAX INCREASES DURING CONSTRUCTION PERIOD:
Notwithstanding anything to the contrary in this Construction Agreement or the related Leases, in the event prior to the respective Lease Commencement Date there is an interim or supplemental reassessment of the Property based upon the added value of the Shell Improvements and/or Interior Improvements, then within ten (10) days after Tenant's receipt of the applicable tax bill from Landlord, Tenant shall pay any interim or supplemental taxes (but no penalties or interest in connection therewith) that have been levied against the Property and are attributable to the added value of the Shell Improvements and/or Interior Improvements during the period prior to the Lease Commencement Date. As of the Lease Commencement Date, the provisions of the Lease shall control as to the payment of Real Property Taxes accruing thereafter.

     13. LANDLORD COOPERATION AND COORDINATION: Landlord shall cooperate with Tenant to the extent reasonably necessary, at no cost or liability to Landlord, in Tenant's processing of all necessary building permits for the construction of the Improvements. Provided there is no cost or liability to Landlord with respect to the same, upon the request of Tenant and at no cost to Tenant, Landlord shall reasonably assist Tenant with the negotiation of any construction contracts or architect contracts pertaining to any Shell Improvements and/or Interior Improvements
to be constructed.   Landlord shall not be entitled to any fee
for its involvement therein. Notwithstanding any implication herein to the contrary, other than the failure of Landlord to approve or execute any documents required to be approved or executed by Landlord as provided herein, any failure of Landlord to assist Tenant in the obtaining of any governmental approvals or in negotiating any contracts shall not form the basis for any Landlord Delay as defined herein or any Event of Default by Landlord.

          Landlord shall cooperate with Tenant, at no cost to Landlord, to assist Tenant in obtaining the PCP Permit, any required building permits and any other permits and approvals which are required or are desirable from the City of Mountain View or any other governmental authority for the construction of any of the Improvements, as well as any other required approval under any applicable Laws. Landlord's cooperation shall extend to executing any reasonably appropriate applications for permits, grants of easements to public utilities or other documents as may be reasonably required or appropriate for obtaining all required approvals for the construction of the Improvements or for satisfying any conditions that may be imposed by the City of Mountain View or any other governmental authority as a condition to the PCP Permit, as a condition to any building permit, or as a condition to any other governmental or public utility approval or permit to the development of the Property in the manner contemplated by this Construction Agreement, provided such conditions do not directly and adversely affect any other real property (other than the Adjoining Property) owned by any of the members of Landlord, or any affiliate of any such member. Landlord shall not be entitled to any fee for management or coordination of any design or construction professionals engaged by Tenant in the construction of any Improvements, nor shall Landlord be entitled to reimbursement for any overhead or administrative costs associated with its cooperation with Tenant as provided for in this Construction Agreement. Notwithstanding any implication herein to the contrary, other than the failure of Landlord to approve or execute any documents required to be approved or executed by Landlord as provided herein, any failure of Landlord to assist Tenant in the obtaining of any governmental approvals or in negotiating any contracts shall not form the basis for any Landlord Delay as defined herein or any Event of Default by Landlord.

          It is acknowledged that Landlord and Tenant are required to cooperate in an effort to obtain City of Mountain View approval of the PCP Permit and City of Mountain View and the State of California approval of various agreements associated with the Burrowing Owl Mitigation Plan (including associated license agreements with the City of Mountain View and Memorandums of Understandings with the State of California, Department of Fish and Game) which are considered necessary or desirable for obtaining approval for the design or construction of the Improvements. Landlord agrees that it shall upon the request of Tenant join in executing any reasonable agreements with such governmental authorities as are appropriate for the purposes of obtaining or implementing such approvals if such execution by Landlord is required by the applicable governmental authority, with it being further agreed between Landlord and Tenant that for so long as any Lease shall continue in effect, Tenant shall be solely responsible for performing any obligations of Landlord under any such agreements and shall hold Landlord harmless from any costs, expenses and liabilities relating to the performance of any such obligations under such agreements (including any attorneys' fees and costs reasonably incurred by Landlord in defending against any attempt to require Landlord (as opposed to Tenant) to perform any such obligations under any such agreements).

     14. CHOICE OF LAW; SEVERABILITY: This Agreement shall in all respects be governed by and construed in accordance with the laws in the State of California and the jurisdiction of Santa Clara County. If any provisions of this Construction Agreement shall be invalid, unenforceable, or ineffective for any reason whatsoever, all other provisions hereof shall be and remain in full force and effect.

     15. AUTHORITY TO EXECUTE: The Parties executing this Construction Agreement hereby warrant and represent that they are properly authorized to execute this Construction Agreement and bind the Parties on behalf of whom they execute this Construction Agreement as to all of the terms, covenants and conditions of this Construction Agreement as they relate to the respective Parties hereto.

     16.  MISCELLANEOUS MATTERS:

     A. Representatives of the Parties: Each of Landlord and Tenant shall designate to the other in writing the name of one individual representative who will work with the other's representative throughout the respective period of construction of the Shell Improvements and Interior Improvements upon the Property and within each Building. At any time, either Landlord or Tenant may change the identity of its representative by delivering written notice to the other of the identity of a replacement representative.

     B.   No Fee to Landlord or Tenant:  Neither Landlord nor
Tenant nor any affiliate of either shall receive any fee for its involvement as stated in this Construction Agreement in connection with the design, review, approval or construction of the Improvements.

     C. Cleanup Expenses: In conjunction with the Substantial Completion of all of the Improvements for each Building, Tenant shall thoroughly clean the adjoining portion of the Property and the applicable Building, including, without limitation, removal of all rubbish and debris.

     D. No Miscellaneous Charges: Neither Tenant nor its design and construction professionals shall be charged for parking or the use of parking during the construction of any of the Shell Improvements and/or the Interior Improvements. Any utilities consumed during construction of the Shell Improvements and/or Interior Improvements shall be appropriately allocated as either a cost of the Shell Improvement or a cost of the Interior Improvements.

     E. Bonding: Notwithstanding anything to the contrary set forth in the Lease, Tenant shall not be required to obtain or provide any completion or performance bond in connection with any construction, alteration or improvement work performed by or on behalf of Tenant in the design and construction of the Shell Improvements or the Interior Improvements (other than that Tenant shall be obligated, in accordance with the requirements of
Section 5.C hereof, to bond against any liens that may be filed against the Property arising out of any work performed, materials furnished or obligation incurred by Tenant).

    F. Consent: Whenever the consent or approval of one Party to the other Party's requests, actions or submittals is required hereunder, such consent or approval shall not be unreasonably withheld.


     IN WITNESS WHEREOF, Landlord and Tenant have executed and delivered this Construction Agreement as of the day and year first stated above.

LANDLORD:                               TENANT:


P/A CHARLESTON ROAD LLC,                ALZA CORPORATION,
a California limited liability company  a Delaware corporation



By:  /s/ John Arrillaga                 By:  /s/ Gary V. Fulscher
     John Arrillaga, Trustee, UTA
     dated 7/20/77 (John Arrillaga           Title:Senior Vice President,
     Survivor's Trust, formerly known              Commercial Services
     as Arrillaga Family Trust), as
     amended                                 Gary V. Fulscher
                                             Type or Print Name


By:  /s/ Richard T. Perry
     Richard T. Peery, Trustee, UTA
     dated 7/20/77 (Richard T. Peery
     Separate Property Trust), as
     amended


By:  ALZA Land Management, Inc.,
     a Delaware corporation

     By:  /s/ Gary V. Fulscher

     Title: President

          Gary V. Fulscher
          Type or Print Name